Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS FIRST QUARTER 2022 RESULTS

Cinemark far outpaced industry recovery relative to pre-pandemic box office performance by 650 basis points domestically and 500 basis points internationally

Substantial progress in year-over-year recovery with over 300% revenue growth

Box office momentum accelerated in the second half of the first quarter and continues to build

Plano, TX, May 6, 2022 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three months ended March 31, 2022.

Cinemark Holdings, Inc.’s total revenues for the three months ended March 31, 2022 increased 303% to $460.5 million compared with $114.4 million for the three months ended March 31, 2021. As a reminder, some of the Company’s theatres were closed for a portion of the three months ended March 31, 2021 and there was limited new film content available for the theatres that had reopened. For the three months ended March 31, 2022, admissions revenues were $235.8 million and concession revenues were $173.0 million, driven by attendance of 33.1 million patrons. Average ticket price was $7.12, and concession revenues per patron were $5.23.

Net loss attributable to Cinemark Holdings, Inc. for the three months ended March 31, 2022 was $(74.0) million compared with a loss of $(208.3) million for the three months ended March 31, 2021. Diluted loss per share for the three months ended March 31, 2022 was $(0.62) compared with diluted loss per share of $(1.75) for the three months ended March 31, 2021.

Adjusted EBITDA for the three months ended March 31, 2022 was $25.2 million compared with $(92.0) million for the three months ended March 31, 2021. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at https://ir.cinemark.com.

“Cinemark once again outpaced North American industry box office recovery by a significant 650 basis points when comparing first quarter 2022 against first quarter 2019. Similarly, our international admissions surpassed their corresponding industry results by 500 basis points,” stated Sean Gamble, Cinemark’s President & CEO. “Despite a challenging start to the quarter due to omicron-related shifts in film content, we delivered positive Adjusted EBITDA, driven by our industry out-performance, strong concessions sales and stringent cost management.”

Gamble continued, “We are extremely pleased with the improving rate of box office recovery, and we are highly optimistic about its continued momentum based on the compelling slate of films ahead. Given our consistent focus on providing our guests an exceptional, cinematic experience, and our concentrated efforts to reignite theatrical moviegoing, Cinemark is well-positioned to fully capitalize on surging demand as we head into the exciting summer movie season and beyond.”

As of March 31, 2022, the Company’s aggregate screen count was 5,849, and the Company had commitments to open three new theatres and 42 screens during the remainder of 2022 and nine new theatres and 70 screens subsequent to 2022.

Conference Call/Webcast – Today at 8:30 AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at https://ir.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 520 theatres with 5,849 screens in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://ir.cinemark.com.

Financial Contact :

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

Julia McCartha – 972-665-1322 or pr@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include:

•
future revenues, expenses and profitability;
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currency exchange rate and inflationary impacts;
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the future development and expected growth of our business;
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projected capital expenditures;
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access to capital resources;
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attendance at movies generally or in any of the markets in which we operate;
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the number and diversity of popular movies released, the length of exclusive theatrical release windows, and our ability to successfully license and exhibit popular films;
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national and international growth in our industry;
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competition from other exhibitors, alternative forms of entertainment and content delivery via streaming and other formats;
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determinations in lawsuits in which we are a party; and
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the impact of the COVID-19 pandemic on us and the motion picture exhibition industry.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others, the impacts of COVID-19. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in Cinemark Holdings, Inc.'s Annual Report on Form 10-K filed February 25, 2022. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Statement of loss data:
Revenues
Admissions	$235.8	$56.1
Concession	173.0	39.5
Other	51.7	18.8
Total revenues	460.5	114.4
Cost of operations
Film rentals and advertising	127.6	23.2
Concession supplies	30.0	7.2
Salaries and wages	79.8	31.2
Facility lease expense	73.7	64.8
Utilities and other	86.9	49.1
General and administrative expenses	40.7	35.9
Depreciation and amortization	61.7	68.2
Restructuring costs	—	(0.2)
(Gain) loss on disposal of assets and other	(6.9)	4.5
Total cost of operations	493.5	283.9
Operating loss	(33.0)	(169.5)
Other income (expense)
Interest expense	(38.1)	(36.6)
Interest income	1.6	0.6
Loss on extinguishment of debt	—	(2.6)
Foreign currency exchange gain (loss)	3.2	(3.0)
Distributions from NCM	—	0.1
Interest expense - NCM	(5.8)	(5.8)
Equity in loss of affiliates	(2.2)	(6.8)
Loss before income taxes	(74.3)	(223.6)
Income tax benefit	(1.8)	(14.7)
Net loss	$(72.5)	$(208.9)
Less: Net income (loss) attributable to noncontrolling interests	1.5	(0.6)
Net loss attributable to Cinemark Holdings, Inc.	$(74.0)	$(208.3)
Loss per share attributable to Cinemark Holdings, Inc.'s common stockholders
Basic	$(0.62)	$(1.75)
Diluted	$(0.62)	$(1.75)
Weighted average shares outstanding - Diluted	117.9	117.2

Other Operating Data

(unaudited, in millions)

	As of	As of
	March 31,	December 31,
	2022	2021
Balance sheet data:
Cash and cash equivalents	$568.6	$707.3
Theatre properties and equipment, net	$1,349.0	$1,382.9
Total assets	$5,024.3	$5,230.6
Long-term debt, including current portion, net of unamortized debt issue costs	$2,503.8	$2,500.6
Equity	$299.4	$334.5

Segment Information

(unaudited, in millions, except per patron data)

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended March 31,		Three Months Ended March 31,		Constant Currency (1)	Three Months Ended March 31,
Revenues and KPIs	2022	2021	2022	2021	2022	2022	2021
Admissions revenues	$191.8	$48.5	$44.0	$7.6	$46.4	$235.8	$56.1
Concession revenues	141.1	33.0	31.9	6.5	33.9	173.0	39.5
Other revenues	39.1	15.6	12.6	3.2	13.1	51.7	18.8
Total revenues	$372.0	$97.1	$88.5	$17.3	$93.4	$460.5	$114.4
Attendance	20.7	5.2	12.4	2.5		33.1	7.7
Average ticket price	$9.27	$9.25	$3.55	$3.05	$3.74	$7.12	$7.25
Concession revenues per patron	$6.82	$6.30	$2.57	$2.58	$2.73	$5.23	$5.10

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended		Three Months Ended			Three Months Ended
	March 31,		March 31,			March 31,
Cost of Operations	2022	2021	2022	2021	Constant Currency (1) 2022	2022	2021
Film rentals and advertising	$106.2	$19.3	$21.4	$3.9	$22.6	$127.6	$23.2
Concession supplies	$22.9	$5.5	$7.1	$1.7	$7.6	$30.0	$7.2
Salaries and wages	$67.1	$24.9	$12.7	$6.3	$13.4	$79.8	$31.2
Facility lease expense	$62.5	$59.0	$11.2	$5.8	$11.7	$73.7	$64.8
Utilities and other	$68.1	$40.0	$18.8	$9.1	$19.7	$86.9	$49.1
(1)
Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding month for 2020. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign currency exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Other Segment Information

(unaudited, in millions)

	Three Months Ended
	March 31,
	2022	2021
Adjusted EBITDA (1)
U.S.	$14.4	$(77.0)
International	10.8	(15.0)
Total Adjusted EBITDA (1)	$25.2	$(92.0)

Capital expenditures
U.S.	$14.0	$13.7
International	4.7	4.0
Total capital expenditures	$18.7	$17.7
(1)
Adjusted EBITDA represents net loss before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. A reconciliation of net loss to Adjusted EBITDA is provided below.

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(72.5)	$(208.9)
Add (deduct):
Income taxes	(1.8)	(14.7)
Interest expense (1)	38.1	36.6
Other expense, net (2)	3.2	15.0
Cash distributions from other equity investees (3)	0.6	0.1
Depreciation and amortization	61.7	68.2
Restructuring costs	—	(0.2)
(Gain) loss on disposal of assets and other	(6.9)	4.5
Loss on extinguishment of debt	—	2.6
Non-cash rent	(2.3)	0.1
Share based awards compensation expense (4)	5.1	4.7
Adjusted EBITDA	$25.2	$(92.0)
(1)
Includes amortization of debt issuance costs and amortization of accumulated losses for amended swap agreements.
(2)
Includes interest income, foreign currency exchange gain (loss), equity in loss of affiliates and interest expense - NCM and excludes distributions from NCM.
(3)
Includes cash distributions received from equity investees that were recorded as a reduction of the respective investment balances. These distributions are reported entirely within the U.S. operating segment.
(4)
Non-cash expense included in general and administrative expenses.